UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2013

KINGOLD JEWELRY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15819	13-3883101
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Huangpu Science and Technology Park Jiang’an District Wuhan, Hubei Province, PRC		430023
(Address of principal executive offices)		(Zip Code)

 Registrant's telephone number, including area code: (011) 86 27 65694977

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On January 10, 2013, in accordance with the terms of that certain Stock Loan and Repurchase Agreement dated October 4, 2012, or the Loan Agreement, with Equities First Holdings, LLC, a Delaware limited liability company, or EFH, we notified EFH of our intent to terminate early the Loan Agreement effective January 18, 2013, without any prepayment penalty, which notice became irrevocable upon receipt by EFH on January 11, 2013. Accordingly, as contemplated the Loan Agreement, the maturity dates of an aggregate $891,900 outstanding principal amount for two term loans under the Loan Agreement were accelerated to January 18, 2013.

The Loan Agreement provided for three-year non-recourse term loans that bore interest at a rate of 4% payable quarterly in arrears, and which were collateralized by shares of our common stock. The initial principal amount of each term loan was determined by reference to the number of shares of our common stock that we issued and pledged to EFH as collateral for such loan. To date, we have issued and pledged 850,000 shares of our common stock to EFH as collateral under the Loan Agreement for two term loans under the Loan Agreement. Because the term loans are non-recourse, if we elect not to pay the outstanding principal amount and any other amounts due under the Loan Agreement in full at the maturity date, EFH has agreed to look only to the shares of our common stock that it was issued as collateral for payment of our obligations under such term loans.

We elected to terminate the Loan Agreement as we were able to raise capital on terms more favorable to our company under the Subscription Agreement dated January 10, 2013, as disclosed in our Current Report on Form 8-K filed on January 11, 2013. We did not incur any early termination penalties in connection with our termination of the Loan Agreement.

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in its entirety into this Item 2.04.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINGOLD JEWELRY, INC.

By:	/s/ Bin Liu
Name: Title:	Bin Liu Chief Financial Officer

Date: January 14, 2013